Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-20385) pertaining to the 2015 Share Option Plan of Evogene Ltd.,
(2)	Registration Statement (Form S-8 No. 333-259215) pertaining to the 2021 Share Incentive Plan of Evogene Ltd., and
(3)	Registration Statements (Form F-3 No.333-277565) and related Prospectus of Evogene Ltd.,

Of our report dated March 27, 2025, with respect to the consolidated financial statements of Evogene Ltd. included in this Annual Report (Form 20-F) of Evogene Ltd. for the year ended December 31, 2024.

Tel-Aviv, Israel March 27, 2025	/s/ KOST FORER GABBAY & KASIERER KOST FORER GABBAY & KASIERER A Member of Ernst & Young Global